Exhibit 21

List of Subsidiaries at March 31, 2016

Subsidiaries of Hamilton Bancorp, Inc.	Percentage Ownership	Jurisdiction or State of Incorporation
Hamilton Bank	100%	United States

Subsidiaries of Hamilton Bank	Percentage Ownership	Jurisdiction or State of Incorporation
3110 FC, LLC	100%	Maryland